UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 10, 2008

CONSOLIDATED CAPITAL PROPERTIES IV

(Exact name of Registrant as specified in its charter)

California	0-11002	94-2768742
(State or other jurisdiction	(Commission	(I.R.S. Employer
Of incorporation or	File Number	Identification Number)
Organization)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Consolidated Capital Properties IV, a California limited partnership (the “Registrant”), owns a 99% interest in Foothill Chimney Associates Limited Partnership, a Georgia limited partnership (the “Partnership”).  The Partnership owns Foothill Place Apartments (“Foothill Place”), a 450-unit apartment complex located in Salt Lake City, Utah.   On March 10, 2008, the Partnership and three other partnerships (together the “Selling Partnerships”) that own four apartment complexes containing an aggregate of 1,511 units entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, Jackson Square Properties, LLC, a California limited liability company (the “Purchaser”), to sell four apartment complexes (together the “Properties” and individually a “Property”) owned by the Selling Partnerships to the Purchaser for a total sales price of $128,500,000, $47,250,000 of which will be allocated to Foothill Place. Each of the Selling Partnerships is affiliated with AIMCO Properties, L.P., an affiliate of both the Partnership and the General Partner of the Registrant.

The following is a summary of the terms and conditions of the Purchase Agreement, which summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as an exhibit.

PURCHASE PRICE.  The total purchase price is $128,500,000, $47,250,000 of which will be allocated to Foothill Place, subject to certain prorations and adjustments at the closing.  The Purchaser delivered an initial deposit of $1,000,000, of which the Partnership is allocated approximately $368,000 for Foothill Place. Upon termination of the feasibility period, the Purchaser will deliver an additional deposit of $1,000,000, of which the Partnership will be allocated approximately $368,000 for Park Capitol. If the Purchaser fails to notify the Selling Partnerships in writing of its intent to terminate the contract prior to the end of the feasibility period, the two deposits will be become non-refundable.

CLOSING.  The expected closing date of the transaction is April 30, 2008. The Selling Partnerships have the right to extend the closing for up to forty-five days by delivering written notice to the Purchaser. The closing is also subject to customary closing conditions and deliveries.

COSTS AND FEES.  With respect to Foothill Place, the Purchaser will pay recording costs, any premiums or fees required to be paid by the Purchaser with respect to the title policy and one-half of the customary closing costs. The Partnership will pay the base premium for its title policy and one-half of the customary closing costs.

REPRESENTATIONS AND WARRANTIES.  The Selling Partnerships and the Purchaser each made limited representations and warranties to the other.

RISK OF LOSS.  The risk of loss or damage to Foothill Place by reason of any insured or uninsured casualty during the period through and including the closing date equal to or less than $250,000 will be borne by the Selling Partnerships.  The Selling Partnerships must maintain in full force and effect until the closing date all existing insurance coverage on the Properties.

ASSIGNMENT.  With the exception of an assignment to an affiliate of the Purchaser, the Purchase Agreement is not assignable by the Purchaser without the prior written approval of the Selling Partnerships.

DEFAULTS AND REMEDIES.  If the Purchaser defaults on its obligations to deliver when required any required deposits, the purchase price or any other specified deliveries, then the Purchaser will forfeit its deposits to the Selling Partnerships, and neither the Purchaser or Selling Partnerships will be obligated to proceed with the purchase and sale.  The Selling Partnership expressly waived the remedies of specific performance and additional damages for defaults by the Purchaser.

If the Selling Partnerships, prior to the closing, default in their representations, warranties, covenants, or obligations then the Purchaser has the option of (i) terminating the Purchase Agreement, receiving a return of its deposits, and recovering, as its sole recoverable damages, its documented direct and actual out-of-pocket expenses and costs up to $50,000 per Property or (ii) seeking specific performance of each of the Selling Partnerships’ obligation to deliver the deed for such Selling Partnerships’ Property pursuant to the Purchase Agreement.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits

10.137

Purchase and Sale Contract between Foothill Chimney Associates Limited Partnership, a Georgia limited partnership, and the affiliated Selling Partnerships and Jackson Square Properties, LLC, a California limited liability company, dated March 10, 2008. *

*Schedules and supplemental materials to the exhibit have been omitted but will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED CAPITAL PROPERTIES IV

By:

ConCap Equities, Inc.

General Partner

By:

/s/Stephen B. Waters

Stephen B. Waters

Vice President

Date:

March 14, 2008